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                                                                    EXHIBIT 21.1

        Subsidiaries of Merchants and Manufacturers Bancorporation, Inc.

The following bank subsidiaries are state banks and are organized under the laws of the State of Wisconsin.

Lincoln State Bank
Grafton State Bank
Franklin State Bank
Community Bank of Oconto County
The Reedsburg Bank
Fortress Bank of Westby

The following bank subsidiary is a state bank and is organized under the laws of the State of Iowa:

Fortress Bank of Cresco

The following bank subsidiary is a national bank and is organized under the laws of the United States:

Fortress Bank, N.A.

The following non-bank subsidiaries are organized under the laws of the State of
Wisconsin:

CBG Financial Services, Inc.
Link Community Financial Services, LLC.
Keith C. Winters & Associates, LTD.
CBG Mortgage, Inc.
Fortress Mortgage Services Company
Lincoln Neighborhood Redevelopment Corporation
CBG Services, Inc.
Merchants Merger Corp.
Merchants New Merger Corp.

The following non-bank subsidiaries are organized under the laws of the State of
Nevada:

M&M Lincoln Investment Corporation
Westby Investment Company, Inc.
Reedsburg Investment Corp.
GSB Investments, Inc.
CBOC Investments, Inc.

All such subsidiaries are wholly owned, directly or indirectly, by Merchants and Manufacturers Bancorporation, Inc.

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